Exhibit 5.1

FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
TELEPHONE 612.766.7000
FACSIMILE 612.766.1600
www.faegre.com

January 16, 2007

Advanced BioEnergy, LLC
10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

Gentlemen:

We have acted as counsel to Advanced BioEnergy, LLC, a Delaware limited liability company (“ABE”), in connection with the registration by ABE under the Securities Act of 1933, of up to 1,228,547 of its membership units (the “Units”).  The Units are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission. The Units are being issued pursuant to a Partnership Interest and Stock Purchase Agreement, dated November 7, 2006, by and among ABE, HGF Acquisition, LLC, Heartland Grain Fuels, L.P., Heartland Producers, LLC, Dakota Fuels, Inc. and South Dakota Wheat Growers Association (the “Purchase Agreement”).

In rendering this opinion, we have assumed that, before the issuance of Units, (1) the Registration Statement will have become effective under the Securities Act of 1933 and (2) the other conditions to consummating the transaction set forth in the Purchase Agreement will have been satisfied.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Units to be issued pursuant to the Purchase Agreement are duly authorized and, upon the consummation of the conditions to closing set forth in the Purchase Agreement, will be validly issued, fully paid, and nonassessable under the laws of the state of Delaware.

We are admitted to practice in the State of Minnesota; however, we are not admitted to practice in the State of Delaware. For the limited purposes of our opinion set forth above, we are generally familiar with the Limited Liability Company Act of the State of Delaware, contained in Chapter 18 of the Delaware Laws as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware limited liability company.  Subject to the foregoing, this opinion letter is limited to the Limited Liability Company Act of the State of Delaware and federal law as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,
FAEGRE & BENSON LLP

By:	/s/ Peter J. Ekberg
Peter J. Ekberg